Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152700

Prospectus Supplement No. 3

to Prospectus Dated September 9, 2008

Tree.com, Inc.

16,654,428 Shares of Common Stock, Par Value $0.01 Per Share

This prospectus supplement No. 3 supplements and amends information in the prospectus dated September 9, 2008, as supplemented by prospectus supplement No. 1 dated November 10, 2008 and prospectus supplement No. 2 dated December 17, 2008 (collectively, the “Prospectus”).  You should read this prospectus supplement in conjunction with the Prospectus.  This supplement is qualified by reference to the Prospectus, except to the extent that the information herein supersedes the information contained in the Prospectus.

This prospectus supplement includes our Current Report on Form 8-K dated January 23, 2009, as filed with the Securities and Exchange Commission on January 29, 2009.

In reviewing this prospectus supplement and the Prospectus, you should carefully consider the risks under “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is January 29, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2009

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On January 23, 2009, the Registrant, through its subsidiary Home Loan Center, Inc., mutually agreed with Countrywide Bank, FSB to extend the term of its $50 million committed line of credit to February 23, 2009 and to revise the interest rate to 30-day LIBOR plus 225 basis points.  In addition to certain amendments to the financial covenants, the parties also mutually agreed to reduce the uncommitted line of credit from $150 million to $50 million.  Both parties continue to work on a one-year extension of the committed facility.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2009, the Company’s Board of Directors appointed Patrick L. McCrory as a director of the Company.  The Board of Directors determined that Mr. McCrory qualifies as an “independent” director, and appointed him to serve on the Company’s Compensation and Nominating Committees.  A copy of the related press release is furnished as Exhibit 99.1 hereto.

Item 9.01.                                          Financial Statements and Exhibits.

(d) Exhibit.

Exhibit Number	Description

99.1	Press release announcing appointment of Patrick L. McCrory as a director of Tree.com, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 29, 2009

TREE.COM, INC.

By:	/s/ Scott A. Cammarn
Scott A. Cammarn
Senior Vice President and
General Counsel

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